Exhibit 10.2

Confidential treatment has been requested for portions of this Exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as ***. A complete version of this Exhibit has been filed separately with the Securities and Exchange Commission.

EXECUTION COPY

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (“Agreement”) is made effective as of April 15, 1999 (“Effective Date”) by and between GPCAG-GENOME PHARMACEUTICALS CORPORATION, a German stock corporation having its principal place of business at Fraunhofer Strasse 20, 82152 Martinsried, Munich, Germany (“GPC”), and MORPHOSYS AG, a German stock corporation with its principal place of business at Am Klopferspitz 19, 82152 Martinsried, Munich, Germany (“MORPHOSYS”). MORPHOSYS and GPC are each hereafter referred to individually as a “Party” and together as the “Parties”.

WHEREAS, GPC and MORPHOSYS desire to collaborate in the discovery and development of human monoclonal antibodies against certain specified GPC Targets, whereby MORPHOSYS will use its HuCAL technologies to generate and characterize such antibodies and GPC will use its expertise with respect to antibodies and targets in pre-clinical settings;

WHEREAS, GPC desires to receive licenses to the MORPHOSYS Technologies and resulting discoveries on the terms set forth herein; and

WHEREAS, GPC and MORPHOSYS desire to initiate the performance of the above-described activities by MORPHOSYS and GPC and therefore agree to undertake the foregoing, all under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

Whenever used in the Agreement with an initial capital letter, the terms defined in this Section 1 shall have the meanings specified below.

1.1 “Affiliate” shall mean any corporation, firm, limited liability company, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. “Control” means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.2 “Agreement Year” shall mean an annual period commencing on the Effective Date or any anniversary thereof.

1.3 “Antibody Optimization” shall mean the modification of an antibody intended to achieve higher affinity and/or improved specificity, including the replacement or modification of CDRs of the antibody.

1.4 “Antibody Products” shall mean whole antibodies or fragments thereof directed to a Target, including ScFvs, Fabs and IgGs, alone or in combination with other materials.

1.5 “BMBF” shall mean the German Federal Ministry for Education, Science and Technology.

1.6 “Bona Fide Request” shall mean (i) a firm offer from a third party regarding a license to an Antibody Product to a GPC Target, which offer has been evidenced by a written term sheet or (ii) a notice from a third party of its desire to exercise a right to obtain such a license under the terms of an existing contractual arrangement with MORPHOSYS.

1.7 “Collaboration Data” shall mean any data generated using MORPHOSYS Technologies by MORPHOSYS or GPC in the performance of the Collaboration Program.

1.8 “Collaboration Invention” shall mean either a MORPHOSYS Collaboration Invention or a GPC Collaboration Invention.

1.9 “Collaboration Material” shall mean any proprietary materials, including but not limited to Deliverables, identified or developed by either Party in the performance of the Collaboration Program through the use of MORPHOSYS Technologies.

1.10 “Collaboration Plan” shall mean the written description of the research and development efforts with respect to the identification and optimization of candidate Licensed Products to be performed by MORPHOSYS and GPC under this Agreement, as further described in Section 2.1.3.

1.11 “Collaboration Program” shall mean the activities to be performed by MORPHOSYS and GPC under this Agreement with respect to the identification and optimization of candidate Licensed Products during the Collaboration Term as described in the Collaboration Plan and amendments thereto.

1.12 “Collaboration Term” shall have the meaning set forth in Section 2.3.1.

1.13 “Deliverables” shall mean information and materials, including but not limited to Antibody Products, to be delivered to GPC by MORPHOSYS hereunder, as further set forth in Section 2.1.1.

1.14 “Field” shall mean the development and commercialization of Antibody Products for human or animal therapeutic and prophylactic use, for use in clinical settings for patient screening to support development of Licensed Products, and, to the extent set forth in Section 3.7, for diagnostic uses.

1.15 “FTE” shall mean the equivalent of one researcher involved in one year of research on a full-time basis comprising at least thirty-two (32) hours per week of scientific effort in support of the Collaboration Program for 52 weeks per year, less vacations and holidays.

1.16 “GPC Antigen” shall mean the protein antigen on which the GPC Target epitopes are found, which is known as ***.

1.17 “GPC Collaboration Invention” shall mean any discovery, invention, know-how and/or trade secret first conceived or made solely by employees of GPC through the direct and material

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

use of Collaboration Data or Collaboration Materials or other proprietary information or materials obtained by GPC from MORPHOSYS hereunder.

1.18 “GPC Proprietary Material” shall mean antigens or other GPC Targets provided by GPC to MORPHOSYS for the purposes of performing the Collaboration Program.

1.19 “GPC Target” shall mean a Target for which an exclusive license is granted hereunder, which GPC Targets are specified in Appendix A.

1.20 “IgG Success Date” shall mean the earlier of (a) the first date of confirmation by GPC that an IgG antibody delivered by MORPHOSYS to GPC hereunder meets the relevant Success Criteria for a GPC Target, or (b) the date of the first payment by GPC pursuant to Section 4.4(b).

1.21 “Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 2.2.

1.22 “Licensed Product” shall mean an Antibody Product which binds to a GPC Target and which is consisting of or directly and materially derived from a Deliverable.

1.23 “MORPHOSYS Background Inventions” shall mean all inventions, discoveries, patent rights, trade secrets and know-how, including without limitation, laboratory scientific information and procedural techniques owned or controlled by MORPHOSYS and relating to the MORPHOSYS Technologies, which MORPHOSYS has the right to license and which would be infringed by the activities of GPC permitted by this Agreement and whether existing now or obtained in the future; provided, however, that MORPHOSYS Background Inventions shall expressly exclude any inventions, discoveries, patent rights, trade secrets or know-how arising from any MORPHOSYS collaboration with a third party, except to the extent expressly permitted thereby.

1.24 “MORPHOSYS Collaboration Invention” shall mean any discovery, invention, know-how and/or trade secret first conceived or made solely by employees of MORPHOSYS, or jointly by employees of both MORPHOSYS and GPC, in the performance of the Collaboration Program, but excluding any of the foregoing to the extent relating to the operation, use, or improvement of the MORPHOSYS Technologies.

1.25 “MORPHOSYS Technologies” shall mean the MORPHOSYS HuCAL library and associated technologies described on Exhibit A attached hereto.

1.26 “Net Sales” shall mean the gross invoiced sales price of any Licensed Product charged by GPC, its Affiliates or its Sublicensees for the sale of a Licensed Product in arm’s length sales to unrelated third parties, less eight percent (8%) of such gross invoiced sales price to provide an allowance for standard discounts and deductions with respect to such sale of Licensed Product, and less any sales or other excise taxes levied on the sale or delivery of a Licensed Product (including any tax such as a value added or similar tax or government charge) borne by the seller thereof, other than franchise or income tax of any kind whatsoever. Net Sales shall not include sales or transfers between GPC and its Affiliates or Sublicensees, unless the Licensed Product is consumed by the Affiliate or Sublicensee.

In the event that a Licensed Product under this Agreement is sold in combination with another active ingredient or component having independent therapeutic effect, then “Net Sales,” for purposes of determining royalty payments on the combination, shall be calculated using one of the following methods:

(a)	By multiplying the Net Sales of the combination by the fraction A/A+B, where A is the gross selling price, during the royalty paying period in question, of the Licensed Product sold separately, and B is the gross selling price, during the royalty period in question, of the other active ingredients or components sold separately; or

(b)	In the event that no such separate sales are made of the Licensed Product or any of the active ingredients or components in such combination package during the royalty paying period in question, Net Sales, for the purposes of determining royalty payments, shall be calculated by dividing the Net Sales of the combination by the number of active ingredients or components (including Licensed Products) contained in the combination.

Notwithstanding the foregoing, for Net Sales of Sublicensees, any commercially reasonable definition included in a written agreement between GPC and such Sublicensee and used in calculating remuneration to GPC pursuant to such sublicense agreement shall be used in lieu of the above definition for the purposes of calculating amounts due to MORPHOSYS hereunder as a result of such sublicense agreement. Such definitions of Net Sales shall be provided to MORPHOSYS upon execution of any such sublicense agreement.

1.27 “Patent Rights” means the rights and interests in and to issued patents and pending patent applications in any country, including, but not limited to, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof, whether owned solely or jointly by a Party or licensed in by a Party, with the right to sublicense, now or in the future, wherein at least one claim of such patent right is directly based, in whole or in part, on a Collaboration Invention.

1.28 “Sublicensee” shall mean any non-Affiliate third party licensed or sublicensed under the license granted to GPC hereunder by GPC to develop, have developed, make, have made, use, have used, offer to sell, sell, have sold, import or have imported any Licensed Product.

1.29 “Success Criteria” shall mean the characteristics of each Antibody Product to be delivered by MORPHOSYS pursuant to the Collaboration Program, as specified and agreed in the Collaboration Plan and as initially described in Appendix C attached hereto.

1.30 “Target” shall mean (i) a defined molecule such as a biological receptor, an enzyme, or a macromolecule, (ii) an entity tentatively identified through its reaction with a specific antibody or another reagent, or (iii) a molecule which is encoded by a particular gene.

1.31 “Term” shall have the meaning set forth in Section 8.1.

1.32 “Territory” shall mean the world.

1.33 “Third Party Payment” shall have the meaning set forth in Section 4.6.

2. COLLABORATION PROGRAM

2.1 Implementation of the Collaboration Program.

2.1.1 Basic Provisions. The objectives of the Collaboration Program will be to utilize MORPHOSYS Technologies to generate human-like antibodies against GPC Targets and to deliver such Antibody Products to GPC for confirmation of achievement of the Success Criteria, all according to a mutually agreed Collaboration Plan. In order to enable MORPHOSYS to commence its activities hereunder, GPC shall deliver to MORPHOSYS GPC Proprietary Material in such form and meeting such specifications as set forth in the Collaboration Plan. Pursuant to the Collaboration Plan, MORPHOSYS shall use all commercially reasonable efforts to develop and deliver to GPC the following items: Antibody Product sequence information; DNA encoding the Antibody Product sequence, and bacterial cells containing the same; Antibody Products cloned as ScFvs, Fabs or IgGs; and purified protein, all as further described and specified in the Collaboration Plan for each GPC Target, as well as relevant documentation reasonably requested by GPC (the “Deliverables”). MORPHOSYS and GPC shall each use all commercially reasonable efforts to perform such other tasks as are assigned to them in the Collaboration Plan, including the provision of such facilities, samples and materials (including GPC Proprietary Material), equipment and consultants as each deems necessary to the achievement of such Collaboration Plan. In carrying out the Collaboration Program, MORPHOSYS and GPC shall devote such staffing resources as are reasonably necessary to achieve the objectives of the Collaboration Program as specified in the Collaboration Plan; provided, however, that MORPHOSYS shall in no event be required to devote more than one FTE of effort to work relating to any single GPC Target, nor an aggregate of more than two (2) FTEs in any calendar year to the Collaboration Program without MORPHOSYS’ prior written consent; and provided further that GPC shall in no event be required to devote more than one FTE of effort of work relating to any single GPC Target, nor an aggregate of more than two (2) FTEs in any calendar year, to the Collaboration Program without GPC’s prior written consent. Each Party shall bear expenses incurred by it pursuant to this Agreement unless otherwise expressly set forth herein.

2.1.2 Collaborative Efforts and Reports.

(a) The Parties agree that the successful execution of the Collaboration Program will require the collaborative use of both Parties’ areas of expertise. The Parties shall keep the JSC fully informed, in the manner provided herein, about the status of the portions of the Collaboration Program they respectively perform. In particular, without limitation, each Party shall furnish to the JSC monthly written reports within ten (10) business days after the end of each calendar month, describing the progress of its activities under the Collaboration Program in reasonable detail.

(b) Researchers at MORPHOSYS and GPC shall cooperate in the performance of the Collaboration Program and, subject to any confidentiality obligations to third parties, shall exchange information and materials as necessary to carry out the Collaboration Program, subject to the provisions of Section 5. Each Party will attempt to accommodate any reasonable request of the other Party to send or receive personnel for purposes of collaborating or exchanging information under the Collaboration Program. Such visits and/or access will have defined purposes relating specifically to the Collaboration Program and be scheduled in advance.

2.1.3 Collaboration Plan. The Collaboration Plan shall be agreed upon by the Parties prior to execution of this Agreement. The Collaboration Plan shall include specifications for GPC Proprietary Material to be delivered to MORPHOSYS, mutually agreed Success Criteria and specifications for Deliverables for each GPC Target prior to the initiation of work on such GPC Target by MORPHOSYS hereunder. The Collaboration Plan shall also specify time lines for the performance of work by each Party pursuant to the Collaboration Plan. Every four (4) months during the Collaboration Term, or at any time on request of either GPC or MORPHOSYS, the Collaboration Plan shall be updated by MORPHOSYS and GPC and shall be approved by the JSC no later than thirty (30) days before the end of each such four (4) month period. The JSC will consider adjustments in the Collaboration Plan at any time upon the request of GPC or MORPHOSYS.

2.1.4 Permitted Activities.

(a) MORPHOSYS agrees that MORPHOSYS will not use and/or replicate any GPC Proprietary Material for any purpose other than as provided herein. During the Term of this Agreement, MORPHOSYS will not collaborate with any other party with respect to the development or commercialization of Antibody Products in the Field directed to a GPC Target.

(b) GPC agrees that GPC will not utilize Collaboration Data, Collaboration Material, Collaboration Inventions, Deliverables, or Patent Rights or the MORPHOSYS Technologies, other than as expressly provided herein. Notwithstanding any other provision of this Agreement, GPC shall in no event use or commercialize any Antibody Product consisting of or directly derived from a Deliverable other than pursuant to a license expressly granted herein and in no event shall GPC engineer an Antibody Product consisting of or directly derived from a Deliverable so as to bind to a Target which is not a GPC Target without the prior written consent of MORPHOSYS.

2.1.5 Failure to Achieve Success Criteria. If, despite using the efforts and resources specified in Section 2.1.1, MORPHOSYS fails to deliver an antibody to GPC which is determined to meet the relevant Success Criteria for any GPC Target, along with the related Deliverables, during the Collaboration Term, all relevant licenses and obligations hereunder shall terminate with respect to such GPC Target with the consequences as set forth in Section 8.3, unless the Parties otherwise mutually agree. In the event that efforts are unsuccessful with respect to both GPC Targets, this Agreement shall terminate in its entirety upon the expiration of the Collaboration Term.

2.2 Joint Steering Committee.

2.2.1 Establishment and Functions of JSC.

(a) MORPHOSYS and GPC shall establish a “Joint Steering Committee” (the “JSC”). The JSC will act on behalf of the two companies and will be responsible for the planning and monitoring of the Collaboration Program. In particular, the activities of the JSC shall include reviewing progress in the Collaboration Program and approving necessary adjustments to the Collaboration Program, including any modifications to the Collaboration Plan deemed desirable based on results, as the research and development progresses.

(b) In planning and monitoring the Collaboration Program, the JSC shall assign tasks and responsibilities taking into account the terms of this Agreement and each Party’s respective specific capabilities and expertise in order in particular to avoid duplication and enhance efficiency and synergies; provided that neither Party shall be required by any modification in the Collaboration Program to expend additional effort under the Collaboration Program without the consent of all of such Party’s representatives on the Joint Steering Committee.

2.2.2 JSC Membership. MORPHOSYS and GPC each shall appoint, in their sole discretion, two (2) members to the JSC, which shall include a Co-Chair to be designated by GPC and a Co-Chair to be designated by MORPHOSYS. Substitutes or alternates for the Co-Chairs or other JSC members may be appointed at any time by notice in writing to the other Party. The Parties may mutually agree to change the size of the JSC as long as there shall be an equal number of representatives of each Party on the JSC. The initial Co-Chairs and other JSC members shall be designated by the Parties upon execution of this Agreement. MORPHOSYS shall appoint a Project Coordinator, who shall be reasonably satisfactory to GPC, to serve as the principal liaison with GPC for the Collaboration Program. Such Project Coordinator will be one of MORPHOSYS’ members of the JSC. GPC shall appoint a Project Coordinator, who shall be reasonably satisfactory to MORPHOSYS, to serve as the principal liaison with MORPHOSYS for the Collaboration Program. Such Project Coordinator will be one of GPC’s members of the JSC.

2.2.3 Meetings. The JSC shall meet at least every four (4) months, with such meetings to be held in Munich, Germany, or in such other manner as the Parties mutually agree. Any additional meetings shall be held at places or by video conference and on dates as selected by the Co-Chairs of the JSC. In addition, the JSC may act without a formal meeting by a written memorandum signed by the Co-Chairs of the JSC. Whenever any action by the JSC is called for hereunder during a time period in which the JSC is not scheduled to meet, the Co-Chairs of the JSC shall cause the JSC to take the action in the requested time period by calling a special meeting or by action without a meeting. Subject to the obligations set forth in Section 5, representatives of each Party or of its Affiliates, in addition to the members of the JSC, may attend JSC meetings at the invitation of either Party with the prior approval of the other Party, which shall not be unreasonably withheld.

2.2.4 Minutes. The JSC shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to the Co-Chairs of the JSC within ten (10) days after the meeting. The Party hosting the meeting shall be responsible for the preparation and circulation of the draft minutes or, in the event of meetings by video conference, such responsibility shall be as agreed by the Parties. Draft minutes shall be edited by the Co-Chairs and shall be issued in final form only with their approval and agreement as evidenced by their signatures on the minutes.

2.2.5 Quorum; Voting; Decisions. At each JSC meeting, at least two (2) member(s) appointed by each Party present in person or by telephone shall constitute a quorum and decisions shall be made by majority vote. Each JSC member shall have one vote on all matters before the JSC, provided that the member or members of each Party present at any JSC meeting shall have the authority to cast the votes of any of such Party’s members on the JSC who are absent from the meeting. Notwithstanding the foregoing, the objective of the Parties to this Agreement is that decisions of the JSC shall be made by consensus. Any matter in dispute hereunder shall be resolved, if possible, by the Chief Executive Officers of each Party using good faith efforts.

2.2.6 Expenses. MORPHOSYS and GPC shall each bear all expenses of their respective JSC members related to their participation on the JSC and attendance at JSC meetings.

2.3 Collaboration Term.

2.3.1 Term of the Collaboration Program. The Collaboration Program shall expire either (i) fourteen (14) months after the Effective Date or (ii) upon the date on which the Success Criteria are determined to be met for each GPC Target and all corresponding Deliverables have been delivered to GPC in good condition, whichever shall first occur, unless extended as provided below or unless this Agreement is earlier terminated by either Party pursuant to the provisions of Article 8 (the “Collaboration Term”). In no event shall MORPHOSYS have any obligation to perform any activities with respect to the development or optimization of Antibody Products after such date, except as specified in Section 2.3.2 or Section 4.2 hereof.

2.3.2 Extension of the Collaboration Program. The Collaboration Program and the Collaboration Term may be extended for one or more additional six (6) month periods by mutual agreement of the Parties upon three (3) months prior written notice given to MORPHOSYS by GPC on the terms hereof.

2.4 Exclusive Use of Collaboration Material and Data. During the Collaboration Term, and for a period of three (3) years thereafter, MORPHOSYS: (a) shall not utilize Collaboration Material and Collaboration Data relating specifically to any GPC Target for any purpose other than conducting the Collaboration Program hereunder, and (b) shall keep such Collaboration Data and Collaboration Material confidential in accordance with the provisions of Section 5.1 hereof and will not disclose or transfer such Collaboration Data or Collaboration Material to third parties by publication or otherwise, without the prior written consent of GPC. Notwithstanding the foregoing, nothing in this

Section 2.4 shall limit any rights expressly granted to either Party in Article 3 hereof, nor shall it in any way diminish any exclusive rights granted to GPC pursuant to Article 3. To the extent that MORPHOSYS utilizes for commercial purposes any Collaboration Material or Collaboration Data generated solely by GPC or generated jointly by MORPHOSYS and GPC, it shall pay a royalty to GPC on net sales of products resulting directly and materially from such utilization on commercially reasonable terms to be negotiated in good faith by the Parties.

2.5 Other Collaborations. MORPHOSYS and GPC hereby acknowledge that, unless otherwise provided herein, MORPHOSYS may grant exclusive rights to utilize the MORPHOSYS Technologies with respect to the development and commercialization of products (i) within or outside the Field directed to any Target which is not a GPC Target, and (ii) outside the Field directed to any Target, to any other party at any time and that, unless otherwise provided herein, MORPHOSYS shall have the right, alone or in conjunction with a third party, to utilize the MORPHOSYS Technologies with respect to any Target for any such purpose, or to grant licenses to third parties with respect thereto, subject to compliance with the provisions of Section 2.4. Nothing contained in this Agreement shall in any way restrict MORPHOSYS’ right to perform research or collaborate with third parties and to grant to third parties the right to exploit the results of any such research or collaborations without restriction other than as expressly provided in Sections 2.1.4 and 2.4, or in Article 3.

2.6 Other Targets. Notwithstanding the foregoing, in the event that GPC identifies another Target to which a Licensed Product binds that is not a GPC Target, then GPC may give notice to MORPHOSYS identifying such Target and notifying MORPHOSYS that it elects to exercise its first negotiation right, as provided hereinbelow, with respect to such Target. Upon receipt of a notice described in the preceding sentence, MORPHOSYS shall, to the extent permitted by contractual arrangements with third parties, negotiate exclusively with GPC with respect to the grant of rights to GPC for the use of the Licensed Product in connection with the Target identified in such notice for a period of not less than 120 days. If, at the end of such 120-day period, GPC and MORPHOSYS have not reached an agreement on the terms of such grant of rights, then MORPHOSYS shall be free to grant such rights to any other party; provided that, MORPHOSYS shall not, for a period of two years, grant such rights to any other party on terms which are, in the aggregate, any more favorable to such party than those last offered by GPC.

3. GRANT OF RIGHTS

3.1 License Grant.

(a) For each GPC Target listed on Appendix A, MORPHOSYS hereby grants to GPC an exclusive license in the Territory to make, have made, use, have used, sell, have sold, offer for sale, import and have imported Licensed Products directed to such GPC Target for use in the Field under MORPHOSYS Background Inventions, and under MORPHOSYS’ rights in all Patent Rights, Collaboration Inventions, Collaboration Material, and Collaboration Data pertaining to such GPC Target and Licensed Products or the uses thereof. Such license shall be perpetual unless terminated in accordance with the terms of this Agreement. Such license includes a transfer of certain rights licensed from DYAX CORPORATION and PROTEIN ENGINEERING CORPORATION by MORPHOSYS, which transfer shall be acknowledged by the execution of Appendix B attached hereto.

(b) Upon written request of GPC, MORPHOSYS shall, to the extent permitted by contractual arrangements with third parties, grant to GPC a non-exclusive license in the Territory to make and use any specified Licensed Product directed against a GPC Target in a clinical setting for patient screening to support the development by GPC of human or animal therapeutic or prophylactic products which are not Licensed Products. Such license shall be personal to GPC and non-assignable and may only be sublicensed to third parties performing patient screening on behalf of GPC. In the event of any such grant, the Parties shall execute an amendment to this Agreement to effect such grant and the sole payments therefor shall be the payments to be made to MORPHOSYS according to the terms of Sections 4.4(f) through (h) hereof.

3.2 Due Diligence. Commencing upon confirmation of achievement of the Success Criteria with respect to each GPC Target, GPC shall use commercially reasonable efforts, itself or in collaboration with a third party, to diligently test, obtain regulatory approval of, market and sell at least one Licensed Product. Commencing upon the expiration of the Collaboration Term, GPC shall provide annual reports to MORPHOSYS summarizing its progress hereunder with respect to each Licensed Product on or before each subsequent anniversary of the Effective Date. Subject to Sections 9.12 and 9.18 hereof, failure to use diligent efforts as set forth herein under each license with respect to a GPC Target shall give MORPHOSYS the right, but not the obligation, to terminate GPC’s license hereunder solely with respect to such Licensed Product and related GPC Target pursuant to the provisions of Section 8.2(a).

3.3 Sublicenses. GPC shall have the right to grant licenses or sublicenses to all or any portion of its rights under any license granted pursuant to Section 3.1 to any Affiliate or Sublicensee for the purposes of developing, having developed, making, having made, using, having used, offering to sell, selling, having sold, importing or having imported any relevant Licensed Product; provided, however, that GPC shall remain obligated to ensure payment of royalty and milestone obligations as set forth in Article 4 and that no right to use the MORPHOSYS Technologies may be granted, and no access to the MORPHOSYS Technologies may be provided, by GPC to any third party.

3.4 Research License to GPC. MORPHOSYS hereby grants to GPC a non-exclusive, royalty-free research license under MORPHOSYS Background Inventions and MORPHOSYS’ interests in any Collaboration Material and Collaboration Inventions, solely during the Collaboration Term and as further described below, to the extent necessary to allow GPC to perform its obligations under the Collaboration Program. Such license (a) shall be personal to GPC and non-sublicensable without the prior written consent of MORPHOSYS, (b) shall not include the right to utilize any MORPHOSYS Technologies or to perform antibody development, screening, engineering or optimization with respect to any Target which is not a GPC Target, (c) shall not include the right to have on-site access to the MORPHOSYS Technologies, and (d) shall not include the right to develop or commercialize any products other than as set forth in Section 3.1 hereof.

3.5 Antibody Optimization. GPC shall have the option, exercisable in its sole discretion, during the Term hereof to have Antibody Optimization performed by MORPHOSYS outside of the Collaboration Program, with the expenses of any such Antibody Optimization to be paid by GPC as set forth in Section 4.2. GPC may exercise the option described in this Section by providing written notice to MORPHOSYS describing the Antibody Optimization to be performed. Notwithstanding the foregoing, GPC shall have no obligation to use MORPHOSYS for Antibody Optimization.

3.6 Grantback of Rights. GPC hereby grants to MORPHOSYS a perpetual, worldwide, royalty-free license, with the right to sublicense, under GPC’s rights if any, in Collaboration Data, Collaboration Material, Collaboration Inventions and Patent Rights thereon (a) to operate, utilize or improve the MORPHOSYS Technologies, which license to MORPHOSYS shall be exclusive, and (b) to develop and/or commercialize and/or utilize Antibody Products developed utilizing the MORPHOSYS Technologies, other than such Licensed Products as are exclusively licensed to GPC hereunder, which license to MORPHOSYS shall be non-exclusive, provided that MORPHOSYS’ exercise of any such rights shall be subject to the restrictions and/or obligations set forth in Sections 2.4, 2.6 and 3.1 hereof.

3.7 Right of First Negotiation. In the event that MORPHOSYS desires to negotiate the terms of a license with respect to the use of any Licensed Product for diagnostic purposes (“Diagnostic Rights”) with any third party, MORPHOSYS shall first notify GPC. GPC shall have 90 days from receipt of such notice to negotiate in good faith with MORPHOSYS the terms of a license of such Diagnostic Rights from MORPHOSYS. If GPC does not notify MORPHOSYS of its desire to negotiate such a license or if the Parties do not, despite good faith efforts, agree on the terms of any such license within such 90-day period, MORPHOSYS shall thereafter be free to grant a license of such Diagnostic Rights to any third party; provided that, MORPHOSYS shall not, for a period of two years, grant such rights to any other party on terms which are, in the aggregate, any more favorable to such party than those last offered by GPC.

3.8 No Other Rights. GPC shall receive no rights to Targets, Collaboration Data, or Collaboration Material under MORPHOSYS Background Inventions or under MORPHOSYS’ rights in Patent Rights or Collaboration Inventions or rights with respect to use of MORPHOSYS Technologies except as expressly set forth herein. Nothing in this Agreement shall be deemed to require MORPHOSYS to provide GPC with on-site access to the MORPHOSYS Technologies. MORPHOSYS shall receive no rights under GPC’s ownership interest in any Collaboration Data,

Collaboration Material, Collaboration Inventions or Patent Rights or any other proprietary rights of GPC except as expressly set forth herein.

4. FINANCIAL TERMS

4.1 Initiation Fee. GPC agrees to pay to MORPHOSYS a collaboration initiation and license fee of DM *** upon execution of this Agreement.

4.2 Research Funding. In the event that GPC exercises its option described in Section 3.5 to have MORPHOSYS perform Antibody Optimization, GPC will pay MORPHOSYS non-refundable research payments of DM *** per year per FTE for any FTEs performing Antibody Optimization on Deliverables, as approved by the JSC. Such payments will be made by payment of *** DM monthly within 30 days of receipt by GPC of an itemized invoice. MORPHOSYS will fund all of its other activities under the Collaboration Program and GPC will fund all of its own activities under the Collaboration Program, and all activities required pursuant to Section 3.2.

4.3 Exclusivity. The exclusive licenses granted to GPC pursuant to Section 3.1(a) shall terminate on the following dates unless GPC makes the specified payment to MORPHOSYS prior to such date:

Date	Exclusivity Continuation Payment

Six month anniversary of the IgG Success Date	DM ***

Thirty month anniversary of the IgG Success Date	DM ***

Total Exclusivity Payment	DM ***

In addition, if at any time following the twelve-month anniversary of the IgG Success Date and prior to the receipt of the Total Exclusivity Payment indicated above, MORPHOSYS receives a Bona Fide Request for a license for an Antibody Product to a GPC Target from a third party, MORPHOSYS shall notify GPC in writing of such Bona Fide Request and the licenses granted to GPC

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

pursuant to Section 3.1 may be terminated by MORPHOSYS as provided below unless GPC pays to MORPHOSYS the balance of any unpaid Total Exclusivity Payment within thirty (30) days of written notice to GPC from MORPHOSYS of such Bona Fide Request.

In the event any payment pursuant to this Section 4.3 is not made in a timely manner, this Agreement may be terminated in its entirety by MORPHOSYS as of the date such payment was due upon written notice to GPC.

4.4 Milestone Payments. GPC shall make the following milestone payments to MORPHOSYS once for each GPC Target, upon the first achievement of such milestone by a Licensed Product directed to such GPC Target:

(a) *** Deutschmarks (DM ***) within thirty (30) days of confirmation by GPC that an ScFv antibody delivered by MORPHOSYS meets the Success Criteria for the relevant GPC Target;

(b) *** Deutschmarks (DM ***) within thirty (30) days of confirmation by GPC that an IgG antibody delivered by MORPHOSYS meets the Success Criteria for the relevant GPC Target;

(c) *** Deutschmarks (DM ***) within thirty (30) days following the date GPC or an Affiliate commences a Phase I clinical trial in any country for the Licensed Product;

(d) *** Deutschmarks (DM ***) within thirty (30) days following the date GPC or an Affiliate commences a Phase III clinical trial or other clinical trial designed to generate data sufficient for the filing of an NDA (e.g., a Phase II/III clinical trial) in any country for the Licensed Product; and

(e) *** Deutschmarks (DM ***) within thirty (30) days following the date GPC or an Affiliate receives an FDA (or equivalent foreign regulatory agency) approval of the Licensed Product for commercial sale.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

In addition, solely in the event that the non-exclusive license provided in Section 3.1(b) is granted to GPC by specific amendment of this Agreement, GPC shall make the following milestone payments to MORPHOSYS upon each occurrence of the listed event:

(f) *** Deutschmarks (DM ***) per Licensed Product within thirty (30) days of execution of an amendment granting any license for use of such specified Licensed Product in a clinical setting for patient screening to support the development of a non-Licensed Product;

(g) *** Deutschmarks (DM ***) within thirty (30) days of the date of commencement of each clinical trial using a Licensed Product for patient screening to support the development of a non-Licensed Product; and

(h) *** Deutschmarks (DM ***) within thirty (30) days of the date GPC or an Affiliate first receives regulatory approval to commence sales of any non-Licensed Product developed using Licensed Products in a clinical setting for patient screening.

4.5 Royalties on Licensed Products . GPC shall pay to MORPHOSYS a royalty on Net Sales of Licensed Products sold by GPC or its Affiliates as follows:

***% on annual gross sales under DM ***;

***% on annual gross sales between DM *** and DM ***;

***% on annual gross sales over DM ***;

4.6 Third Party Payments.

(a) In the event that any license fees, royalty payments or milestone payments are owed to any third party under any license agreement relating to the general operation or use of the MORPHOSYS Technologies which was entered into by either GPC or MORPHOSYS (all such payments, “Third Party Payments”) in order to permit the Parties to perform their obligations under this Agreement and/or to make, have made, use, offer for sale, sell and/or import Licensed Products, GPC shall be responsible for making all such Third Party Payments for itself, if a party to such agreement, or on MORPHOYSYS’ behalf, if MORPHOSYS is a party to such agreement. The Parties shall notify each other in writing of all Third Party Payment obligations which exist on the Effective Date and will only assume future obligations with the prior written consent of the other Party, such consent to not be unreasonably withheld. Notwithstanding anything else contained herein, in no event will GPC be required to make any payments to Cambridge Antibody Technology (“CAT”) other than royalty and

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

milestone payments or a reasonable pro rata portion of any license fee due to CAT (as determined in good faith by the Parties based on the number of other licensees benefiting from any such CAT license) in order to fully exercise its rights hereunder. Any payments owed to Cambridge Antibody Technology other than the license fees, milestone and royalty payments described above shall be paid by MORPHOSYS, including without limitation, any payments due as damages resulting from any legal action.

(b) For Licensed Products which have not been sublicensed by GPC, GPC may reduce the corresponding royalty and milestone payments otherwise due and payable to MORPHOSYS pursuant to Sections 4.4 and 4.5 by *** (***%) of any relevant Third Party Payments actually paid, but in no event shall any such payments to MORPHOSYS hereunder be reduced by more than *** (***%). In the event any such Third Party Payment is due for a milestone or royalty which does not correspond to a milestone or royalty payment due to MORPHOSYS hereunder, GPC shall be entitled to carry forward any credit permitted above to the subsequent milestone or royalty payments for such Licensed Product which become due to MORPHOSYS hereunder. For Licensed Products which have been sublicensed by GPC, the provisions of Section 4.7 shall govern credits of relevant Third Party Payments from the date of execution of such sublicense.

4.7 Sublicenses.

(a) Notwithstanding the provisions of Section 4.4, in the event that GPC sublicenses a Sublicensee to commercialize a Licensed Product, GPC shall, in lieu of paying the milestones specified in Section 4.4 for such Licensed Product, pay to MORPHOSYS the percentages specified below of any license or milestone fees or other non-royalty compensation but excluding research and development funding (whether such funding relates to work performed at GPC or work performed elsewhere) and equity investments (“Sublicense Income”) from such Sublicensee, depending upon when any such sublicense agreement is executed with respect to the development of the relevant Licensed Product as follows:

• Before completion of pre-clinical studies	***	%

• After filing of IND	***	%

• After completion of first phase II study	***	%

• After completion of first phase III study	***	%

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Notwithstanding the foregoing, prior to computation of the above percentages, Sublicense Income shall be reduced by the amount of all Third Party Payments (other than royalties) previously paid by GPC with respect to the relevant Licensed Product and by relevant payments actually made to BMBF by GPC.

(b) In lieu of the payments specified in Section 4.5, and in light of GPC’s obligation to make all Third Party Payments to the relevant third parties as provided in Section 4.6, for Licensed Products sold by Sublicensees GPC shall pay to MORPHOSYS a royalty on Net Sales based on the following formula:

***

Where: A = Royalties on Net Sales of Sublicensees to be received by MORPHOSYS;

B = Royalties on Net Sales received by GPC from Sublicensee;

C = Royalties payable as Third Party Payments; and

Z = Time dependent royalty sharing percentage according to the following table:

Time of Sublicense	Royalty Share Z for MORPHOSYS
• Before completing pre-clinical studies	***%

• After completion of pre-clinical studies but before completion of first Phase II clinical study.	***%

• After completion of first Phase II clinical study but prior to completion of first Phase III or Phase II/III clinical study	***%

• After completion of first Phase III or Phase II/III clinical study	***%

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) Notwithstanding the foregoing, in no event shall MORPHOSYS receive less than ***% of the Net Sales of any Sublicensee of such Licensed Product, unless the Parties otherwise mutually agree; provided, however, that the Parties shall agree to a lower amount if necessary to ensure that the share of Net Sales to be retained by GPC, after payment of all Third Party Payments due thereon, shall not be less than ***.

4.8 One Royalty. Only one royalty, calculated at the highest applicable royalty rate hereunder, shall be payable to MORPHOSYS hereunder for each sale of a Licensed Product.

4.9 Payment Terms.

(a) Royalty payments shall be made to MORPHOSYS in EUROs quarterly within forty-five (45) days following the end of each calendar quarter for which royalties are due. Each royalty payment shall be accompanied by a report summarizing the total gross sales of Licensed Products, credits allowed pursuant to Section 1.25, and total Net Sales for each Licensed Product during the relevant three-month period and the calculation of royalties, if any, due thereon pursuant to this Article 3.

(b) All royalties shall be payable in full in Germany in EUROs, regardless of the countries in which sales are made. For the purpose of computing Net Sales for Licensed Products sold in a currency other than EUROs, such currency shall be converted into EUROs at the exchange rate for buying EUROs set forth in The Frankfurter Allgemeine Zeitung for the last business day of the calendar quarter. Such payments shall be without deduction of exchange, collection or other charges.

4.10 Royalty Term. GPC shall pay royalties with respect to each Licensed Product on a country by country basis until (i) the expiration or revocation or complete rejection of the last to expire or to be revoked or to be completely rejected of any Patent Right or of any other patent or patent

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

application licensed to GPC by MORPHOSYS hereunder covering such Licensed Product in such country, or (ii) twelve (12) years from the first commercial sale of such Licensed Product in such country, whichever is later. Following such period, GPC shall have a fully paid-up, irrevocable license in such country under the relevant Patent Rights, Collaboration Inventions and MORPHOSYS Background Inventions to make, have made, use, have used, sell, have sold, offer for sale, import and have imported such Licensed Product in such country.

4.11 Overdue Royalties. Royalties not paid within the time period set forth in this Article 4 shall bear interest quarterly at an annual rate equal to the German federal discount rate plus two percent (2%) from the due date until the date paid in full.

4.12 Records Retention. Audits. GPC, its Affiliates and Sublicensees shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by GPC and its Affiliates and Sublicensees of each Licensed Product in sufficient detail to allow the accruing royalties to be determined accurately. MORPHOSYS shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to appoint an independent certified public accountant reasonably acceptable to GPC to inspect the relevant records of GPC and its Affiliates and Sublicensees to verify such report or statement. GPC and its Affiliates and Sublicensees shall each make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from MORPHOSYS, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales of any Licensed Product in any given payment period. MORPHOSYS agrees to hold in strict confidence and to cause its accountants to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for MORPHOSYS to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law, regulation or judicial order. The results of each inspection, if any, shall be binding on both Parties. MORPHOSYS shall pay for such inspections, except that in the event there is any upward adjustment in aggregate royalties payable for any year shown by such inspection of more than five percent (5%) of the amount paid, GPC shall pay for such inspection.

4.13 Taxes. If withholding taxes in the country of sale of Licensed Products are levied on the amounts payable to MORPHOSYS under this Agreement, GPC shall pay such withholding taxes and deduct the amount paid to the tax authorities from the amount to be paid to MORPHOSYS. GPC shall provide MORPHOSYS with the relevant certifications of any such tax payment and shall cooperate with MORPHOSYS in seeking a refund or waiver from the relevant tax authorities.

5. TREATMENT OF CONFIDENTIAL INFORMATION

5.1 Confidential Information. During the Term of this Agreement, each Party may disclose to the other Party proprietary information, materials and technical and business information, including but not limited to MORPHOSYS Background Inventions, Collaboration Inventions, and Collaboration Material and information disclosed pursuant to Section 9.1 (which information shall be deemed Confidential Information of MORPHOSYS) (collectively, “Confidential Information”). For a period of five (5) years after the end of the Collaboration Term, except as expressly permitted hereunder, the receiving Party shall keep confidential all such Confidential Information of the other Party and will not disclose such Confidential Information of the other Party to third parties by publication or otherwise. Each Party further agrees not to use Confidential Information of the other Party for any purpose other than conducting research hereunder or exercising any rights granted to it or reserved by it hereunder. Upon any termination or expiration of this Agreement, upon request, a Party shall return to the requesting Party all copies of any of such requesting Party’s Confidential Information which is not the subject of a surviving license hereunder. Notwithstanding the foregoing, it is understood and agreed that the receiving Party’s obligations of confidentiality and nonuse herein shall not apply to any information which:

(a) is, at the time of disclosure by the disclosing Party hereunder, or thereafter becomes, a part of the public domain or publicly known or available through no fault or negligence of the receiving Party or any of its Affiliates; or

(b) was otherwise in the receiving Party’s lawful possession prior to disclosure by the disclosing Party other than under an obligation of confidentiality; or

(c) was independently discovered or developed by the receiving Party or any of its Affiliates, without use of the other Party’s Confidential Information, as can be demonstrated by competent proof; or

(d) is lawfully disclosed to the receiving Party or any of its Affiliates on a non-confidential basis by a third party that is not in violation of an obligation of confidentiality to the disclosing Party relative to such information.

Information disclosed that is not in written or electronic form shall be subject to the terms of this Section 5.1 for a period of at least thirty (30) days and shall be subject to Section 5.1 for a continuing period only if confirmed in writing to the other Party within thirty (30) days of initial disclosure and specifying with particularity that Confidential Information disclosed other than in written or electronic form which is to continue to be subject to the provisions of this Section 5.1. Each Party may disclose the other’s Confidential Information to the extent such disclosure is reasonably necessary in (i) prosecuting patent applications and maintaining patents, or (ii) prosecuting or defending litigation, or (iii) complying with applicable governmental regulations provided, however, that if a Party is required to make any disclosure of the other Party’s Confidential Information, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to secure confidential treatment of such information required to be disclosed.

5.2 Publications. It is expected that each Party may wish to publish the results of its research under the Collaboration Program. In order to safeguard intellectual property rights, the Party wishing to publish or otherwise publicly disclose the results of such research shall first submit a draft of the proposed manuscripts to the Joint Steering Committee for review, comment and consideration of appropriate patent action at least eight (8) weeks prior to any submission for publication or other public disclosure. Within thirty (30) days of receipt of the pre-publication materials, the Joint Steering Committee will advise the Party seeking publication as to whether a patent application will be prepared and filed or whether trade secret protection should be pursued and, if so, the Joint Steering Committee will, in cooperation with both Parties, determine the appropriate timing and content of any such publications.

5.3 Publicity. Neither Party shall issue a press release announcing the execution of this Agreement other than the press release attached hereto as Exhibit B. In addition to the issuance of such press release, the Parties shall also be permitted hereunder to disclose the general nature of this Agreement to the extent reasonably necessary to obtain financing from third parties or potential collaborators, and to make such other disclosures as mutually agreed by the Parties. Once any written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosures of the contents of such statement without the further approval of the other Party.

6. INTELLECTUAL PROPERTY RIGHTS

6.1 Proprietary Material.

(a) GPC Proprietary Material. GPC Proprietary Material shall remain the property of GPC and MORPHOSYS shall use such GPC Proprietary Material only for the purpose of conducting the Collaboration Program hereunder and shall not transfer GPC Proprietary Material to any other person or entity. Derivatives of GPC Proprietary Material shall remain GPC Proprietary Material.

(b) Collaboration Material and Deliverables. All Collaboration Material and Deliverables shall be the property of MORPHOSYS, subject only to any licenses granted to GPC hereunder. Derivatives of Collaboration Material shall remain Collaboration Material.

6.2 Collaboration Inventions. Except as set forth in Section 6.1, all Collaboration Inventions shall be solely owned by a Party if solely invented by employees or representatives of such Party as determined under applicable patent laws, and shall be jointly owned if jointly invented by the employees or representatives of both Parties as determined under applicable patent laws, and Patent Rights thereon shall be owned as determined in accordance with applicable patent laws. Each Party shall promptly disclose in writing to the other Party all Collaboration Inventions made during the Collaboration Term. The rights and interests of MORPHOSYS and GPC in Collaboration Inventions shall be subject to the provisions of Section 2.1.4 and Article 3 and this Article 6.

7. PROVISIONS CONCERNING THE FILING,

PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

7.1 Applicability. The provisions of this Section 7 shall be applicable to all Collaboration Inventions and Patent Rights thereon.

7.2 Patent Prosecution.

(a) GPC shall have the first right (but not the obligation) to prepare, file, prosecute, obtain and maintain patent applications and patents on Collaboration Inventions using patent counsel reasonably acceptable to MORPHOSYS with the expenses for any such preparation, filing, prosecution and maintenance to be borne by GPC. GPC agrees that MORPHOSYS shall be kept fully informed of the progress of all patent prosecution and shall be provided with copies of all material documents pertaining thereto, and shall be provided with the reasonable opportunity to comment thereon prior to filing, which comments shall be incorporated by GPC to the extent reasonably practical. MORPHOSYS agrees to provide reasonable assistance and cooperation to GPC to facilitate any such filing, prosecution and maintenance.

(b) GPC may elect not to exercise its first right to prepare, file, prosecute, obtain or maintain patent applications and patents on Collaboration Inventions as described in Section 7.2(a) above at any time for any such patent applications and patents. For all MORPHOSYS Collaboration Inventions and for those GPC Collaboration Inventions having claims covering the composition or utility of Antibody Products discovered through the use of the MORPHOSYS Technologies for which such election is made, GPC shall give written notice thereof to MORPHOSYS. Such notice shall specifically identify the invention(s), patent application(s) and/or patent(s) for which GPC wishes to relinquish such first right. Following the receipt of such notice, MORPHOSYS shall have the right at its sole expense to prepare, file, prosecute, obtain and maintain the patent application(s) and patent(s) identified in the notice all for its own benefit, and such patent applications and patents shall be removed from the operation of this Agreement.

(c) The Parties shall mutually agree before permitting any patent application or patent within Patent Rights to lapse as well as before authorizing any amendment to any patent application or patent within Patent Rights that would irrevocably limit the lawful scope of the Patent Rights.

(d) No Party shall have any obligation under this Agreement to pay any fees or costs: (i) for bringing a lawsuit or other action to enforce any of the Patent Rights against an actual or suspected infringement or (ii) for the other Party to obtain for its own benefit independent business or legal advice concerning any of the Patent Rights.

(e) Each Party agrees to provide reasonable cooperation, at the other Party’s expense, in the preparation, filing and prosecution of any Patent Rights being prepared, filed or prosecuted by such other Party in accordance with the terms of this Agreement, including, but not limited to, executing all papers and instruments, or requiring its employees or agents to execute such papers and instruments, so as to facilitate any such actions.

7.3 Notice of Infringement. If either Party learns of any suspected infringement or threatened infringement by a third party of the patents within Patent Rights, such Party shall promptly notify the other Party and shall provide such other Party with its available information regarding such suspected infringement.

7.4 Infringement.

(a) GPC shall have the first right (but not the obligation), at its own expense, to bring suit (or other appropriate legal action) against any actual or suspected infringement of Patent Rights exclusively licensed to GPC hereunder. If GPC does not take such action within one hundred twenty (120) days after written notice from MORPHOSYS of such infringement, MORPHOSYS shall have the right (but not the obligation), at its own expense, to bring suit against such infringement. Any amount recovered, whether by judgment or settlement, shall first be applied to reimburse the costs and expenses (including attorneys’ fees) of the Party bringing suit, then to the costs and expenses (including attorneys’ fees), if any, of the other Party. Any amounts remaining shall be allocated three-quarters (3/4) to the Party bringing suit and one-quarter (1/4) to the other Party or shall be allocated one-half to each Party if the suit is brought jointly.

(b) MORPHOSYS shall have the sole right to defend and enforce any claims relating to infringement of MORPHOSYS Background Inventions licensed to GPC hereunder.

(c) GPC shall have the sole right to defend and enforce any claims relating to infringement of patent rights owned solely by GPC, other than any Patent Rights inuring solely to the benefit of MORPHOSYS as set forth in Section 7.2(b).

7.5 Cooperation. Each Party shall execute all papers and perform such other acts as may be reasonably required to maintain any infringement suit brought in accordance with Section 7.4 above (including giving legal consent for bringing such suit, and agreeing to be named as a plaintiff or otherwise joined in such suit), and at its option and expense, may be represented in such suit by counsel of its choice.

8. TERM AND TERMINATION

8.1 Term. The term of this Agreement shall extend to the date neither Party has any further obligation pursuant to this Agreement, unless this Agreement is otherwise terminated in accordance with the provisions hereof (the “Term”).

8.2 Termination.

(a) This Agreement and the rights and options granted herein may be terminated by either Party upon any material breach by the other Party of any material obligation or condition, effective thirty (30) days after giving written notice to the alleged breaching Party of such termination in the case of a payment breach and sixty (60) days after giving written notice to the breaching Party of such termination in the case of any other alleged breach (other than a breach of Section 3.2, for which the applicable time period shall be ninety (90) days), which notice shall describe such alleged breach in reasonable detail; provided, however, that a breach of Section 3.2 shall only give rise to the termination rights specified therein. The foregoing notwithstanding, if such alleged default or breach is cured or shown to be non-existent within the aforesaid time period, the notice shall be deemed automatically withdrawn and of no effect. For the purposes of this Section, (i) the failure of MORPHOSYS to use timely and diligent efforts, as specified in the Collaboration Plan, to develop Deliverables shall be deemed a material breach of this Agreement giving rise to a right of GPC to terminate this Agreement pursuant to this Section 8.2(a), and (ii) the failure of GPC to use timely and diligent efforts, as specified in the Collaboration Plan, to determine whether or not Deliverables meet the relevant Success Criteria shall be deemed a material breach of this Agreement giving rise to a right of MORPHYSYS to terminate this Agreement pursuant to this Section 8.2(a) with respect to the relevant GPC Target; provided, however, that such a material breach may be cured by GPC by making the relevant payment to MORPHOSYS specified in Section 4.4(a) or (b) within ten (10) days of notice of any such breach, rather than upon the due date specified in Section 4.4(a); and provided further that MORPHOSYS shall not be permitted to give any such notice for a period of six months following delivery of the relevant Deliverables to GPC. In addition, if the existence of any breach of this Agreement is disputed in good faith by either Party, the period set forth above shall be tolled pending resolution of any such good faith dispute pursuant to the provisions of Section 9.18.

(b) If either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement by notice to such Party.

(c) In the event that (i) MORPHOSYS is prevented from licensing and screening its antibody libraries as a result of a court order or any other reason, (ii) MORPHOSYS is required to obtain a license from Cambridge Antibody Technology (“CAT”) to perform its obligations hereunder and is unable to obtain such license, or (iii) GPC, and not MORPHOSYS, is required to obtain a license from CAT in order to allow GPC to fully exercise its rights hereunder and GPC is unable to obtain such a license on commercially reasonable terms, then GPC may terminate this Agreement by notice to MORPHOSYS.

(d) Obligations after Termination. Upon termination of this Agreement pursuant to Section 4.3, 8.2, 8.4 or 2.1.5, neither Party shall have any further obligation to the other Party hereunder except as set forth in Section 8.6. Notwithstanding the foregoing, GPC shall remain liable for all payment obligations accruing prior to the effective date of any such termination, but shall have no obligation to make any payment that has not accrued prior to the effective date of any such termination.

8.3 Effect of Termination.

(a) Upon termination of this Agreement pursuant to Section 4.3, Section 8.2, Section 8.4 or Section 2.1.5, the relevant GPC Target(s) shall be removed from Appendix A and GPC shall cease sales, if any, of all Licensed Products covered by the terminated license(s) and all rights included in the relevant licenses granted by MORPHOSYS to GPC hereunder with respect to the relevant GPC Target(s) shall immediately and automatically revert to MORPHOSYS. Without limiting the generality of the foregoing, all relevant licenses and sublicenses granted by MORPHOSYS to GPC hereunder shall terminate automatically and GPC shall promptly transfer to MORPHOSYS all related documents, instruments, records and data relevant to the development or commercialization of the relevant Licensed Product(s) generated or developed by or on behalf of GPC during the term of this Agreement along with all related Collaboration Data, and Collaboration Material in its possession, and MORPHOSYS shall promptly return to GPC all GPC Proprietary Material in its possession, in each case without retaining any copies of any of the foregoing. In addition, upon any termination by MORPHOSYS pursuant to Section 8.2(a) or (b) or pursuant to Section 4.3, (i) GPC shall be deemed to have granted to MORPHOSYS a non-exclusive, worldwide royalty-free license (including the right to grant sublicenses) under GPC’s ownership interest, if any, in Collaboration Data, Collaboration Inventions and Patent Rights related to the terminated license to develop, have developed, make, have made, use, have used, offer for sale, sell, have sold, import and have imported Antibody Products binding to the terminated GPC Target and developed utilizing the MORPHOSYS Technologies for use in all fields, and (ii) upon written request of MORPHOSYS, GPC shall negotiate the terms of an exclusive license to MORPHOSYS under GPC’s ownership interest, if any, in such Collaboration Data, Collaboration Inventions and Patent Rights, and under other proprietary rights owned or controlled by GPC necessary or useful to allow MORPHOSYS to develop, have developed, make, have made, use, have used, offer for sale, sell, have sold, import and have imported Antibody Products binding to the terminated GPC Target for use in all fields, upon commercially reasonable terms to be negotiated in good faith by the Parties. Upon any termination by GPC within 18 months of the Effective Date pursuant to Section 8.2(a) or by GPC pursuant to Section 8.2(c), MORPHOSYS shall, within thirty (30) days of such termination, refund to GPC all amounts previously paid by GPC hereunder.

(b) Documentation. At the request of MORPHOSYS, GPC shall execute and deliver such bills of sale, assignments and licenses and other documents as may be necessary to fully vest in MORPHOSYS all right, title and interest to which it is entitled as aforesaid pursuant to this Section 8.3.

(c) Payment Obligations. GPC shall have no obligation to make any milestone or royalty payment to MORPHOSYS that has not accrued prior to the effective date of such termination, but shall remain liable for all obligations accruing prior to termination.

8.4 Termination by GPC. Unless earlier terminated pursuant to the other provisions hereof, GPC may terminate this Agreement, and the rights and obligations hereunder, or may remove any GPC Target and the licenses related thereto from operation of this Agreement, in its sole discretion at any time following the first anniversary of the expiration of the Collaboration Term by giving written notice thereof to MORPHOSYS. Such termination shall be effective fifteen (15) days following the date such notice is received by MORPHOSYS and shall have all consequences as set forth in Section 8.3 above, but only with respect to such removed GPC Target, as if this Agreement had been terminated by MORPHOSYS pursuant to Section 8.2(a).

8.5 Remedies. If either Party shall fail to perform or observe or otherwise breaches any of its material obligations under this Agreement, in addition to any right to terminate this Agreement, the non-defaulting Party may elect to obtain other relief and remedies available under law.

8.6 Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations set forth in Sections 2.1.4, 2.1.5, 2.4, 2.5, 3.6, 3.8, 4.8, 4.10, 4.11, 4.12, 4.13, 5.1, 5.2, 5.3, 6.1, 6.2, 7.2(d), 7.2(e), 7.5, 8.2(d), 8.3, 8.5, 8.6, 9.3, 9.4, 9.16 and 9.18 hereof shall survive the expiration or termination of the Term of this Agreement.

9. MISCELLANEOUS

9.1 MORPHOSYS Representations. MORPHOSYS represents and warrants that: (a) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate MORPHOSYS corporate action; (b) MORPHOSYS is under no obligation which is inconsistent with this Agreement, and (c)

MORPHOSYS has the full right and legal capacity to grant the rights to GPC pursuant to Article 3 without violating its obligations to or the rights of any third party, (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of MORPHOSYS enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally, (e) except as otherwise disclosed to GPC, there are no material adverse proceedings, claims or actions pending, or to the best of MORPHOSYS’ knowledge, threatened, relating to any MORPHOSYS Technology or know-how owned or controlled by MORPHOSYS or its Affiliates as of the date of this Agreement which would materially interfere with MORPHOSYS’ performance of its obligations under this Agreement; and, further, MORPHOSYS will promptly inform GPC of any material adverse proceedings, claims or actions that may arise during the Term relating to any such property or relating to Patent Rights, Collaboration Data or Collaboration Material (to the extent the foregoing are owned by MORPHOSYS), which would materially interfere with any rights granted to GPC hereunder or with the performance of MORPHOSYS’ obligations under this Agreement, (f) the rights, information and property licensed by MORPHOSYS to GPC pursuant to this Agreement have not been obtained by MORPHOSYS in violation of any material contractual obligations to which MORPHOSYS is or was a party, or by misappropriation of the trade secrets of any third party; and (g) to the best of MORPHOSYS’ knowledge and belief, and except as otherwise disclosed to GPC, the performance of MORPHOSYS’s obligations under this Agreement, including without limitation the delivery to GPC of the Deliverables, will not infringe any issued patent or valid copyright of any Third Party.

9.2 GPC Representations. GPC represents and warrants that: (a) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate GPC corporate action; (b) GPC is under no obligation which is inconsistent with this Agreement, and (c) GPC has the full right and legal capacity to grant the rights to MORPHOSYS pursuant to Article 3 without violating its obligations to or the rights of any third party, (d) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of GPC enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally.

9.3 No Warranties.

(a) Nothing in this Agreement is or shall be construed as:

(i)	a warranty or representation by either Party as to the validity or scope of any application or patent licensed hereunder;

(ii)	a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted pursuant to this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;

(iii)	obligating either Party to commercialize inventions made hereunder or to perform any additional work beyond that set forth in the Collaboration Plan and in Section 3.2.

(b) Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

9.4 Liability. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES

9.5 Notices. Any notices, requests, deliveries, approvals or consents required or permitted to be given under this Agreement to GPC or MORPHOSYS shall be in writing and shall be personally delivered or sent by telecopy (with written confirmation to follow via United States first class mail), overnight courier providing evidence of receipt or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below (or to such address as may be specified in writing to the other Party hereto):

MORPHOSYS:	Am Klopferspitz 19
82152 Martinsried
Munich, Germany
Attn: Chief Executive Officer
Telecopy: 011-49-89-899-27-222

With a copy to:	Jeffrey M. Wiesen, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Telecopy: 617-542-2241

GPC:	GPC AG - Genome Pharmaceuticals Corporation
Fraunhofer Strasse 20
82152 Martinsried
Munich, Germany
Attn: Chief Executive Officer
Telecopy: 011-49-89-8565-2610

With a copy to:	Michael Lytton, Esq.
Marc Rubenstein, Esq.
Palmer & Dodge, LLP
One Beacon Street
Boston, MA 02108
Telecopy: 617-227-4420

Such notices shall be deemed to have been sufficiently given on: (a) the date sent if delivered in person or transmitted by telecopy, (b) the next business day after dispatch in the case of overnight courier or (c) in all other cases, the date actually received.

9.6 Governing Law. This Agreement will be construed, interpreted and applied in accordance with the laws of the State of Delaware (excluding its body of law controlling conflicts of law), and where appropriate, the United States of America.

9.7 Limitations. Except as set forth elsewhere in this Agreement, neither Party grants to the other Party any right or license to any of its intellectual property.

9.8 Entire Agreement. This is the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the Parties with respect to the subject matter hereof. No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

9.9 Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

9.10 Headings. Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

9.11 Assignment. This Agreement may not be assigned by either Party without the consent of the other, except that each Party may, without such consent, assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets in the line of business to which this Agreement pertains or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporations.

9.12 Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

9.13 Construction. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

9.14 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable, in whole or in part, under then current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby provided that a Party’s rights under this Agreement are not materially affected. The Parties hereto covenant and agree to renegotiate the affected portions of any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

9.15 Status. Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.

9.16 Indemnification.

(a) GPC shall indemnify, defend and hold harmless MORPHOSYS, its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the “MORPHOSYS Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the MORPHOSYS Indemnitees, or any of them, in connection with any claims, suits, actions, demands or judgments of third parties, including without limitation personal injury and product liability matters (except in cases where such claims, suits, actions, demands or judgments result from a willful material breach of this Agreement, gross negligence or willful misconduct on the part of MORPHOSYS) arising out of or relating to the manufacture, use or sale of Licensed Products by GPC or any Affiliate, licensee, sublicensee, distributor or agent of GPC under this Agreement or breach of any representation or warranty by GPC.

MORPHOSYS shall promptly notify GPC of any action or claim for which it is to be indemnified hereunder and GPC shall have the sole right to defend, settle or compromise any such action or claim.

(b) MORPHOSYS shall indemnify, defend and hold harmless GPC, its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the “GPC Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the GPC Indemnitees, or any of them, in connection with any claims, suits, actions, demands or judgments of third parties, including without limitation personal injury and product liability matters (except in cases where such claims, suits, actions, demands or judgments result from a willful material breach of this Agreement, gross negligence or willful misconduct on the part of GPC) arising out of or relating to (i) the manufacture, use or sale of products by MORPHOSYS or any Affiliate, licensee, sublicensee, distributor or agent of MORPHOSYS under any license granted to MORPHOSYS by GPC pursuant to this Agreement, (ii) any legal action against MORPHOSYS which has commenced, in whole or in part, prior to the Effective Date, or (iii) any breach of a representation or warranty by MORPHOSYS. GPC shall promptly notify MORPHOSYS of any action or claim for which it is to be indemnified hereunder and MORPHOSYS shall have the sole right to defend, settle or compromise any such action or claim.

9.17 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.18 Dispute Resolution.

(a) The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient matter by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 9.18 if and when a dispute arises under this Agreement between the Parties or among the Joint Steering Committee.

(b) If the Parties or the Joint Steering Committee cannot resolve any such dispute by good faith negotiations, which both Parties agree to undertake within 20 days of formal request by either Party to the other, any Party may, by written notice to the other, have such dispute referred to the Chief Executive Officers of both Parties for attempted resolution by good faith negotiations within 30 days after such notice is received.

(c) Any such dispute, except disputes relating to patent validity, enforceability and/or infringement, arising out of or relating to this Agreement which is not resolved between the Parties or the Joint Steering Committee or the Chief Executive Officers of the Parties pursuant to Section 9.18(b), shall be resolved by final and binding arbitration conducted in Boston, Massachusetts under the then current rules of the American Arbitration Association (“AAA”). The arbitration shall be conducted by one arbitrator who is knowledgeable in the subject matter which is at issue in the dispute and who is selected by mutual agreement of the Parties, or, failing such agreement, shall be selected according to the AAA rules. In conducting the arbitration, the arbitrator shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of property. The arbitrator shall also be able to award actual damages, but shall not award any other form of damages (e.g., consequential, incidental, punitive or exemplary damages). The Parties shall share equally the arbitrator’s fees and expenses pending the resolution of the arbitration unless the arbitrator, pursuant to his or her right but not his or her obligations, requires the non-prevailing Party to bear all or any portion of the costs of the prevailing Party. The decision of the arbitrator shall be final and may be sued on or enforced by the Party in whose favor it runs in any court of competent jurisdiction at the option of such Party.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative in two (2) originals.

GPC AG - GENOME PHARMACEUTICALS CORPORATION		MORPHOSYS AG

By:	/s/ Bernd R. Seizinger	By:	/s/ Thomas von Rüden
Title:	President and Chief Executive Officer	Title:	CSO

By:	/s/ Elmar Maier	By:	/s/ Dave Lemus
Title:	Senior Vice President Business Development	Title:	CFO

APPENDIX A

GPC Target List

The target molecule is the class II human major histocompatibility (MHC) moleculed termed HLA-DR (DR). The DR molecule consists of two chains: the 35 kD alpha encoded in the DRA locus and 28 kD beta encoded in the DRB locus. The DRA locus is practically monomorphic, it has one major allele DRA1*0101 and a minor allele DRA1*0102,***. In contrast, the beta chains are encoded in the highly polymorphic DRB1 locus with ~ 60 alleles. ***. There are three additional loci encoding beta chains, namely, DRB3 with four, DRB4 with one, DRB5 with four, and DRB6 with three alleles. ***

Both DR alpha and beta chains consist of two extraceullular, a transmembrane, and an intracytoplasmic domain. *** Two different antibody activities are searched for: one that is immunosuppressive, i.e., inhibits the activation of CD4+ T helper cells, and another that is apoptotic for proliferating DR+ cells including DR+ malignant cells. Both of these activities have been associated with specificities for the *** antibodies tested thus far have not caused either immunosuppression or apoptosis. However, *** immunosuppressive antibodies have been demonstrated, and the same applies to apoptotic antibodies, although the strongest known apoptotic antibody is ***. Therefore, based on presently available information, specific epitopes within the alpha and beta first domains cannot be assigned for these two activities.

Thus, in summary, GPC Targets shall include the ***.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX B

Acknowledgment of Third Party Interest

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APPENDIX C

Success Criteria

CONFIDENTIAL

1.	Immunosuppressive mAb

scFv. Kd = or < ***, T cell inhibition IC50 = or < ***, reactivity with *** (panel test).

IgG. Kd and T cell inhibition ***. Lack of toxicity in DR-tg mice. Inhibition of *** in DR-tg mice by a single i.v. injection of <*** mg/kg.

2.	Apoptotic mAb

scFv. Killing of <*** at 37°C, when ***. No affinity criteria (except maybe as a guideline). Reactivity with *** (panel test).

IgG. Lack of toxicity in DR-tg mice. Killing (<***) of a selected panel of ***.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A

MORPHOSYS TECHNOLOGIES

Human Combinatorial Antibody Library (HuCAL)

MORPHOSYS will utilize vectors for phage display and antibody expression and the HuCAL antibody libraries for cloning, screening, expression and purification of HuCAL derived antibodies.

Design of HuCAL antibody genes

•	49 fully synthetic human antibody genes,

•	single chain Fv(scFv) format with the orientation VH-Linker-VL,

•	signal sequence derived from the E. coli phoA gene,

•	an N-terminal detection tag derived from the FLAGTM epitope,

•	a 20 amino acid linker between VH and VL,

•	unique restriction sites facilitating cloning of HuCAL genes and elements thereof,

•	unique restriction sites for CDR randomisation.

HuCAL Libraries

MORPHOSYS will utilize the following library:

•	HuCAL *** library: a collection of all 49 HuCAL *** master genes cloned in the HuCAL phagemid vector *** used for antibody selection by phage display and panning. Both the light chain and heavy chain CDR3s are randomized. The total library size was determined to be at least *** independent colonies. The library will be provided as a glycerol stock of transformed E. coli TG1 cells.

Expression vectors

Expression vectors contain a ColEI origin, an antibiotic resistance gene, an operon for recombinant protein expression under control of the inducible lac promoter/operator region, a lac repressor gene, unique restriction sites for insertion of genes and an in-frame region encoding at least one tag useful for detection and purification of expressed genes.

•	*** this expression vector is derived from the pMorph series and can be used to express monomeric proteins such as ***. It provides chloramphenicol resistance. HuCAL

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

derived *** inserted into this vector will be carrying an *** tag derived from the *** tag useful for detection in Western blots using the commercially available anti-*** antibody ***, and two tags at the C-terminus: the original *** tag useful for detection in ELISA assays using the commercially available anti-*** antibody ***, followed by a *** useful for *** purification using ***.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

PRESS RELEASE

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44